Exhibit 99.1

For immediate release

Media Contact: Melissa York Knowles Communications Phone: (630) 238-5242 Email: melissa.york@knowles.com	Financial Contact: Mike Knapp Knowles Investor Relations Phone: (630) 238-5236 Email: mike.knapp@knowles.com

Knowles Appoints New Member to Board of Directors

ITASCA, Ill., Dec. 22, 2014 —Knowles Corporation (NYSE: KN) appointed Didier Hirsch to the Board of Directors on December 18, 2014. Mr. Hirsch will stand for election at the Company’s Annual Meeting of Shareholders scheduled to take place on May 5, 2015. He will also serve on the Audit Committee and the Governance and Nominating Committee.

“Didier is an outstanding fit for our Board and Knowles’ business objectives. He brings a wealth of international technology experience in highly demanding, competitive environments,” stated Jean-Pierre Ergas, Knowles’ Chairman. “His strong background in financial management, shaping business strategies, and improving operations is an asset to Knowles.”

Since 2010, Mr. Hirsch has been the Senior Vice President and Chief Financial Officer of Agilent Technologies, Inc. He has been with Agilent since its inception in 1999, serving in a variety of financial roles including Chief Accounting Officer from November 2007 to July 2010 and interim Chief Financial Officer from April 2010 until being promoted to his current position. Mr. Hirsch is also a director of Logitech International S.A. and International Rectifier Corporation.

About Knowles:

Knowles Corporation (NYSE: KN) is a market leader and global supplier of advanced micro-acoustic solutions and specialty components serving the mobile communications, consumer electronics, medical technology, military, aerospace and industrial markets. Knowles has a leading position in micro-electro-mechanical systems microphones, speakers and receivers which are used in smartphones, tablets and mobile handsets. Knowles is also a leading manufacturer of transducers used in hearing aids and other medical devices and has a strong position in oscillators (timing devices) and capacitor components which enable various types of communication. Knowles’ focus on the customer, combined with unique technology, rigorous testing and global scale, helps to deliver innovative solutions and consistently dependable and precise products. Founded in 1946 and headquartered in Itasca, Illinois, Knowles has more than 11,000 employees in 36 locations around the world. For more information, visit www.knowles.com.

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